EXHIBIT 10.22

AMENDMENT AND WAIVER AGREEMENT

                     THIS AMENDMENT AND WAIVER AGREEMENT (this “Agreement”) dated as of August ___, 2009, is entered into among Visual Management Systems, Inc, a Nevada corporation (the “Company”) and the holders of the Company’s Original Issue Discount 5% Senior Secured Convertible Debentures (individually, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement or the Debentures (each as defined below).

                     WHEREAS, pursuant to a Securities Purchase Agreement, as amended, (the “Purchase Agreement”) dated November 29, 2007, between the Company and the Holders, the Company sold Original Issue Discount 5% Senior Secured Convertible Debentures (the “Debentures”) to the Holders, in the aggregate sum of $3.75 million in Principal Amount; and

                     WHEREAS, the Company has requested that the Holders agree to certain waivers and amendments under the Transaction Documents, and the Holders have agreed to such request, subject to the terms and conditions of this Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

          1.        Waiver of Defaults on the Debentures. The Holders hereby waive the Company’s compliance with Section 8(a)(i)(B) of the Debentures in connection with the Company’s failure to pay interest since August 2008, and failure to make payments pursuant to the Monthly Redemption beginning in November 2008 and continuing through the date of this Agreement (the “Limited Default Waiver”). This Limited Default Waiver shall not affect the rights set forth in Section 8 of the Debentures with respect to any other present or future Events of Default.

          2.        Adjusted Principal Amount. The Company hereby agrees to issue to each Holder in exchange for such Holder’s Debentures, an amended and restated debenture (the “Amended and Restated Debentures”) with a principal amount equal to the Principal Amount of such Holder’s current Debenture plus all outstanding and unpaid interest due and payable on such Debenture as of the date hereof. The individual principal amounts of the Amended and Restated Debentures are as set forth on Schedule A attached hereto. Other than as amended hereunder, the rights and obligations of the Holders and the Company with respect to the Amended and Restated Debentures shall be identical in all respects to the rights and obligations of the Holders and the Company with respect to the Debentures and the Underlying Shares issued and issuable pursuant to each Purchase Agreement. For clarity, the Purchase Agreement and all Transaction Documents thereunder are hereby amended so that the term “Debentures” includes the Amended and Restated Debentures and the term “Underlying Shares” includes the shares of Common Stock issuable upon conversion and redemption thereof, and the term “Transaction Documents” shall be amended to include this Agreement. The Amended and Restated Debentures are being issued in substitution for and not in satisfaction of the outstanding Debentures of each Holder. Upon the written request of either any of the Holders or the Company, each party shall use commercially reasonable efforts to deliver the instruments representing the original Debentures to the Company in exchange for such Holder’s Amended and Restated Debenture that reflect the revised terms of such securities as set forth in this Agreement.

          3.        Adjustment to the Conversion Price. The Company hereby agrees to amend the terms of the Amended and Restated Debenture as follows:

          (a)          The Conversion Price of the Amended and Restated Debentures shall be reduced to be equal to (a) from the date hereof until January 1, 2010, $0.10 per share, subject to adjustment therein and (b) from January 1, 2010 until the Maturity Date, 80% of the lowest  daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. during the 20 Trading Days immediately prior to the applicable Conversion Date, but in no case less than $0.00625. As such, Section 4(b) of the Amended and Restated Debentures is hereby deleted in its entirety and replaced with the following:

“Conversion Price.  From August __, 2009 until January 1, 2010, the conversion price in effect on any Conversion Date shall be equal to $0.10, subject to adjustment herein (the “Conversion Price”) and, from January 1, 2010 until the Maturity Date, the conversion price in effect on any Conversion Date shall be equal to the lesser of (a) $0.10, subject to adjustment herein (the “Set Price”) and (b) 80% of the lowest  daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. during the 20 Trading Days immediately prior to the applicable Conversion Date, but in no case less than $0.00625 (subject to adjustment herein) (the “Conversion Price”).”

(b) Section 5(a) of the Amended and Restated Debenture shall be deleted in its entirety and replaced with the following:

“Stock Dividends and Stock Splits. If the Company, at any time while this Debenture is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Debentures); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of share; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.”

(c) Section 5(b) of the Amended and Restated Debenture shall be deleted in its entirety and replaced with the following:

“Subsequent Equity Sales. If, at any time while this Debenture is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Set Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price on such date of the Dilutive Issuance), then the Set Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than 1 Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.”

(d) Section 5(c) of the Amended and Restated Debenture shall be deleted in its entirety and replaced with the following:

“Subsequent Rights Offerings. If the Company, at any time while the Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Set Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.”

(e) Section 5(d) of the Amended and Restated Debenture shall be deleted in its entirety and replaced with the following:

“Pro Rata Distributions. If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 5(b)), then in each such case the Set Price shall be adjusted by multiplying such Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to 1 outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to 1 share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.”

(f) Section 5(g)(i) of the Amended and Restated Debenture shall be deleted in its entirety and replaced with the following:

“Adjustment to Set Price. Whenever the Conversion Price or Set Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price or Set Price, as applicable, after such adjustment and setting forth a brief statement of the facts requiring such adjustment.”

          4.          Adjustment to Exercise Price of Warrants. The Exercise Price of the Warrants shall be adjusted to be equal to $0.12 per share, subject to adjustment therein. As such, Section 2(b) of the Warrants is hereby deleted in its entirety and replaced with the following:

“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.12, subject to adjustment hereunder (the “Exercise Price”).

5. Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holders as of the date of its execution of this Agreement:

            (a)       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

            (b)       No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

            (c)       Issuance of the Amended and Restated Debentures. The Amended and Restated Debentures are duly authorized and, upon the execution of this Agreement by the Holders will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Amended and Restated Debentures will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares sufficient for the conversion in full of the Amended and Restated Debentures.

            (d)       Holding Period for Amended and Restated Debentures. Pursuant to Rule 144, the holding period of the Amended and Restated Debentures (and Underlying Shares issuable upon conversion and redemption thereof) shall tack back to the original issue date of each of the Debentures. The Company agrees not to take a position contrary to this paragraph. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions (which may be satisfied pursuant to Section 7), necessary to issue to the Amended and Restated Debentures (and Underlying Shares issuable upon conversion and redemption thereof) without restriction and not containing any restrictive legend without the need for any action by the Holder.

            (e)       No Novation. The Amended and Restated Debentures are being issued in substitution for and not in satisfaction of the Debentures. The Amended and Restated Debentures shall not constitute a novation or satisfaction and accord of any of the Debentures. The Company hereby acknowledges and agrees that the Amended and Restated Debentures shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Debentures and shall not extinguish or release the Company or any of its

Subsidiaries under any Transaction Document (as defined in the Purchase Agreement) or otherwise constitute a novation of its obligations thereunder.

          (f)       Equal Consideration. Except as set forth in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Amended and Restated Debentures or Transaction Documents.

          (g)       Affirmation of Prior Representations and Warranties. Except as set forth in the SEC Reports, the Company hereby represents and warrants to the Holder that the Company’s representations and warranties set forth in each of the documents executed by the Company in connection with the Transaction Documents are true and correct as of the date hereof.

            6.      Representations and Warranties of the Holders. The Holders severally and not jointly hereby make the representation and warranty set forth below to the Company that as of the date of its execution of this Agreement. Such Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

            7.      Legal Opinion. The Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Holders, including an opinion that the Amended and Restated Debentures may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations and that certificates representing securities issuable upon conversion of the Amended and Restated Debentures may be issued without a restrictive legend as required pursuant to Section 4.1 of the Purchase Agreement.

            8.      Public Disclosure. The Company shall, as soon as practical and, in any event, within 4 days of the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Holders, disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto. The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

            9.      Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holders under the Transaction Documents. Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any Transaction Document as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other Transaction Document, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

            10.    Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders.

11. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

            12.    Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the execution of this Agreement.

            13.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

            14.    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

            15.    Fees and Expenses. At the Closing, the Company has agreed to reimburse Enable Opportunity Partners, LP the non-accountable sum of $2,500 for its legal fees and expenses, none of which has been paid prior to the Closing. Except as expressly set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

            16.    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

            17.    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

            18.    Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

            19.    Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

            20.    Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

Visual Management Systems, Inc.

By:

Name:
Title:

Enable Opportunity Partners, LP

By:

Name:
Title:

Enable Growth Partners, LP

By:

Name:
Title:

Pierce Diversified Master Fund, LLC, Ena

By:

Name:
Title:

Schedule A – Principal Amounts of Amended and Restated Debentures

Holder	Principal Amount of Amended and Restated Debenture

Enable Growth Partners LP	$3,587,159
Enable Opportunity Partners LP	$398,573
Pierce Diversified Strategy Master Fund LLC	$98,010